Exhibit 99.1

Fox Factory Holding Corp. Announces Third Quarter Fiscal 2022 Financial Results
Achieves Record Quarterly Sales of $409.2 Million
Reports Earnings per Diluted Share of $1.20 and Non-GAAP Adjusted Earnings per Diluted Share of $1.35

DULUTH, Georgia, November 3, 2022 - Fox Factory Holding Corp. (NASDAQ: FOXF) (“FOX” or the “Company”) today reported financial results for the third quarter ended September 30, 2022.
Third Quarter Fiscal 2022 Highlights
•Sales increased 17.8% to $409.2 million, compared to $347.4 million in the same period last fiscal year
•Gross profit increased 18.3% to $137.3 million, compared to $116.0 million in the same period last fiscal year. Gross margin percentage increased 10 basis points to 33.5%, compared to 33.4% in the same period last fiscal year; non-GAAP adjusted gross margin percentage increased 10 basis points to 33.9% compared to 33.8% in the same period last fiscal year
•Net income was $50.8 million, or 12.4% of sales and $1.20 of earnings per diluted share, compared to $43.8 million, or 12.6% of sales and $1.03 of earnings per diluted share in the same period last fiscal year
•Non-GAAP adjusted net income was $57.4 million, or $1.35 of non-GAAP adjusted earnings per diluted share, compared to $50.5 million, or $1.19 of non-GAAP adjusted earnings per diluted share in the same period last fiscal year
•Adjusted EBITDA was $85.1 million, or 20.8% of sales, compared to $72.8 million, or 21.0% of sales in the same period last fiscal year
“We are pleased to report another quarter of record sales, crossing one and a half billion in revenue on a trailing twelve month basis. I am incredibly proud of our FOX team members and their unwavering commitment against a backdrop of growing economic headwinds," commented Mike Dennison, FOX’s Chief Executive Officer. "As the last two years have shown, our agility has been one of our greatest strengths. As we adjust our focus to 2023, which arguably could be more challenging than 2022, we are closely monitoring end-market demand, global resilience and volatility in currency exchange rates. However, even with the heightened risk of a global recession, we remain confident in our ability to achieve our 2025 vision.”
Sales for the third quarter of fiscal 2022 were $409.2 million, an increase of 17.8% as compared to sales of $347.4 million in the third quarter of fiscal 2021. This increase reflects a 25.1% increase in Powered Vehicles Group sales and a 9.1% increase in Specialty Sports Group sales. The increase in Powered Vehicles Group sales is primarily due to strong performance in our upfitting product lines and increased demand in the original equipment manufacturer ("OEM") channel. The increase in Specialty Sports Group sales is driven by continued strong demand in the OEM channel.

Gross margin was 33.5% for the third quarter of fiscal 2022, a 10 basis point increase from gross margin of 33.4% in the third quarter of fiscal 2021. Non-GAAP adjusted gross margin increased 10 basis points to 33.9% from the same prior fiscal year period, excluding the effects of strategic transformation costs and other non-recurring items. The increase in gross margin was primarily driven by favorable product mix and efficiencies gained at our Gainesville, Georgia facility. A reconciliation of gross profit to non-GAAP adjusted gross profit and the resulting non-GAAP adjusted gross margin is provided at the end of this press release.
Total operating expenses were $71.9 million for the third quarter of fiscal 2022, compared to $60.8 million in the third quarter of fiscal 2021. Operating expenses increased by $11.1 million primarily due to higher employee related costs, insurance and facility-related expenses, commission costs and professional fees. As a percentage of sales, operating expenses for the third quarter of fiscal 2022 were 17.6%, compared to 17.5% in the third quarter of fiscal 2021. Non-GAAP operating expenses were $64.8 million, or 15.8% of sales in the third quarter of fiscal 2022, compared to $53.8 million, or 15.5% of sales, in the third quarter of the prior fiscal year. Reconciliations of operating expense to non-GAAP operating expense are provided at the end of this press release.
The Company’s effective tax rate was 20.8% in the third quarter of fiscal 2022, compared to 18.2% in the third quarter of fiscal 2021. The increase in the Company’s effective tax rate was primarily due to the impact of recently finalized U.S. tax regulations which resulted in an increase in the impact of foreign withholding taxes, net of foreign tax credits. This increase was partially offset by a lower tax rate on foreign derived intangible income.
Net income in the third quarter of fiscal 2022 was $50.8 million, compared to $43.8 million in the third quarter of the prior fiscal year. Earnings per diluted share for the third quarter of fiscal 2022 were $1.20, compared to earnings per diluted share of $1.03 for the third quarter of fiscal 2021.
Non-GAAP adjusted net income in the third quarter of fiscal 2022 was $57.4 million, or $1.35 of adjusted earnings per diluted share, compared to adjusted net income of $50.5 million, or $1.19 of adjusted earnings per diluted share, in the same period of the prior fiscal year. Reconciliations of net income as compared to non-GAAP adjusted net income and the calculation of non-GAAP adjusted earnings per diluted share are provided at the end of this press release.
Adjusted EBITDA in the third quarter of fiscal 2022 was $85.1 million, compared to $72.8 million in the third quarter of fiscal 2021. Adjusted EBITDA margin in the third quarter of fiscal 2022 was 20.8%, compared to 21.0% in the third quarter of fiscal 2021. Reconciliations of net income to adjusted EBITDA and the calculation of adjusted EBITDA margin are provided at the end of this press release.

First Nine Months Fiscal 2022 Results
Sales for the nine months ended September 30, 2022 were $1,193.9 million, an increase of 24.8% compared to the first nine months in fiscal 2021. Sales of Specialty Sports and Powered Vehicle products increased 25.2% and 24.5%, respectively, for the first nine months of fiscal 2022 compared to the prior year fiscal period.
Gross margin was 33.5% in the first nine months of fiscal 2022, a 50 basis point decrease, compared to gross margin of 34.0% in the first nine months of fiscal 2021. On a non-GAAP basis, adjusted gross margin was 33.8% in the first nine months of fiscal 2022, a 40 basis point decrease, compared to 34.2% in the first nine months of fiscal 2021, excluding the effects of strategic transformation costs and other non-recurring items. The decrease in gross margin for the first nine months of fiscal 2022 was primarily driven by continued increases in supply chain related costs, including increased prices for raw materials. Additionally, the completion of the planned shutdown of our Watsonville, California facility and transition of those production lines resulted in inefficiencies as we ramped up our Gainesville, Georgia facility. A reconciliation of gross profit to non-GAAP adjusted gross profit and the resulting non-GAAP adjusted gross margin is provided at the end of this press release.
Net income attributable to FOX stockholders in the first nine months of fiscal 2022 was $152.3 million, compared to $126.1 million in the first nine months of the prior fiscal year. Earnings per diluted share for the first nine months of fiscal 2022 was $3.59, compared to $2.98 in the same period of fiscal 2021.
Non-GAAP adjusted net income in the first nine months of fiscal 2022 was $171.8 million, or $4.06 of adjusted earnings per diluted share, compared to $146.0 million, or $3.45 of adjusted earnings per diluted share in the same period of the prior fiscal year. Reconciliations of net income attributable to FOX stockholders to non-GAAP adjusted net income and the calculation of non-GAAP adjusted earnings per share are provided at the end of this press release.
Adjusted EBITDA increased to $245.0 million in the first nine months of fiscal 2022, compared to $202.9 million in the first nine months of fiscal 2021. Adjusted EBITDA margin decreased to 20.5% in the first nine months of fiscal 2022, compared to 21.2% in the first nine months of fiscal 2021. Reconciliations of net income to adjusted EBITDA and the calculation of non-GAAP adjusted EBITDA margin are provided at the end of this press release.
Balance Sheet Highlights
As of September 30, 2022, the Company had cash and cash equivalents of $153.1 million compared to $179.7 million as of December 31, 2021. Inventory was $354.2 million as of September 30, 2022, compared to $279.8 million as of December 31, 2021. As of September 30, 2022, accounts receivable and accounts payable were $194.4 million and $131.7 million, respectively, compared to $142.0 million and $100.0 million, respectively, as of December 31, 2021. Prepaids and other current assets were $175.4 million as of September 30, 2022, compared to $123.1 million as of December 31, 2021. The increase in cash used for working capital was primarily due to increased inventory, accounts receivable, as well as prepaids and other current assets. The increase in prepaids and other current assets is primarily due to increased chassis deposits as we work to secure supply for the remainder of the year for our upfitting business. The increase in inventory is due to several factors, including receipt of long lead time items that had been delayed, higher levels of safety stock to mitigate uncertainty, and natural growth to meet anticipated demand. The increases in accounts receivable and accounts payable reflect business growth as well as the timing of vendor payments. Total debt was $325.0 million as of September 30, 2022, compared to $378.5 million as of December 31, 2021, due to additional payments made on our line of credit.

Fiscal 2022 Guidance
For the fourth quarter of fiscal 2022, the Company expects sales in the range of $370 million to $390 million and non-GAAP adjusted earnings per diluted share in the range of $1.10 to $1.30.
For the fiscal year 2022, the Company expects sales in the range of $1,565 million to $1,585 million and non-GAAP adjusted earnings per diluted share in the range of $5.15 to $5.35. For purposes of our fiscal 2022 guidance, we expect our full year effective tax rate to be approximately 16%.
Non-GAAP adjusted earnings per diluted share exclude the following items net of applicable tax: amortization of purchased intangibles, litigation and settlement related expenses, acquisition and integration-related expenses, strategic transformation costs and other non-recurring items. A quantitative reconciliation of non-GAAP adjusted earnings per diluted share for the fourth quarter and full fiscal year 2022 is not available without unreasonable efforts because management cannot predict, with sufficient certainty, all of the elements necessary to provide such a reconciliation.
Conference Call & Webcast
The Company will hold an investor conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The conference call dial-in number for North America listeners is (800) 274-8461, and international listeners may dial (203) 518-9814; the conference ID is FOXFQ322 or 36937322. Live audio of the conference call will be simultaneously webcast in the Investor Relations section of the Company's website at http://www.ridefox.com. The webcast of the teleconference will be archived and available on the Company’s website.
About Fox Factory Holding Corp. (NASDAQ: FOXF)
Fox Factory Holding Corp. designs and manufactures performance-defining ride dynamics products primarily for bicycles, on-road and off-road vehicles and trucks, side-by-side vehicles, all-terrain vehicles, snowmobiles, specialty vehicles and applications, motorcycles, and commercial trucks. The Company is a direct supplier to leading powered vehicle OEMs. Additionally, the Company supplies top bicycle OEMs and their contract manufacturers, and provides aftermarket products to retailers and distributors.
FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

Non-GAAP Financial Measures
In addition to reporting financial measures in accordance with generally accepted accounting principles (“GAAP”), FOX is including in this press release “non-GAAP adjusted gross profit,” “non-GAAP adjusted gross margin,” “non-GAAP operating expense,” “non-GAAP adjusted net income,” “non-GAAP adjusted earnings per diluted share,” “adjusted EBITDA,” and “adjusted EBITDA margin,” all of which are non-GAAP financial measures. FOX defines non-GAAP adjusted gross profit as gross profit margin adjusted for certain strategic transformation costs and other non-recurring items. Non-GAAP adjusted gross margin is defined as non-GAAP adjusted gross profit divided by total sales. FOX defines non-GAAP operating expense as operating expense adjusted for amortization of purchased intangibles, litigation and settlement related expenses, acquisition and integration-related expenses, and strategic transformation costs. FOX defines non-GAAP adjusted net income as net income adjusted for amortization of purchased intangibles, litigation and settlement related expenses, acquisition and integration-related expenses, strategic transformation costs and other non-recurring items, all net of applicable tax. These adjustments are more fully described in the tables included at the end of this press release. Non-GAAP adjusted earnings per diluted share is defined as non-GAAP adjusted net income divided by the weighted average number of diluted shares of common stock outstanding during the period. FOX defines adjusted EBITDA as net income adjusted for interest expense, net other expense, income taxes, amortization of purchased intangibles, depreciation, stock-based compensation, litigation and settlement related expenses, acquisition and integration-related expenses, strategic transformation costs and other non-recurring items that are more fully described in the tables included at the end of this press release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by sales.
FOX includes these non-GAAP financial measures because it believes they allow investors to understand and evaluate the Company’s core operating performance and trends. In particular, the exclusion of certain items in calculating non-GAAP adjusted gross profit, non-GAAP operating expense, non-GAAP adjusted net income and adjusted EBITDA (and accordingly, non-GAAP adjusted gross margin, non-GAAP adjusted earnings per diluted share and adjusted EBITDA margin) can provide a useful measure for period-to-period comparisons of the Company’s core business. These non-GAAP financial measures have limitations as analytical tools, including the fact that such non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies because other companies may calculate non-GAAP adjusted gross profit, non-GAAP adjusted gross margin, non-GAAP operating expense, non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted share, adjusted EBITDA and adjusted EBITDA margin differently than FOX does. For more information regarding these non-GAAP financial measures, see the tables included at the end of this press release.

FOX FACTORY HOLDING CORP.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	As of	As of
	September 30,	December 31
	2022	2021

Assets
Current assets:
Cash and cash equivalents	$153,137	$179,686
Accounts receivable (net of allowances of $455 and $410 at September 30, 2022 and December 31, 2021, respectively)	194,422	142,040
Inventory	354,223	279,837
Prepaids and other current assets	175,360	123,107
Total current assets	877,142	724,670
Property, plant and equipment, net	199,568	192,003
Lease right-of-use assets	41,524	38,752
Deferred tax assets	44,378	34,998
Goodwill	323,931	323,299
Intangibles, net	180,800	197,021
Other assets	10,522	4,986
Total assets	$1,677,865	$1,515,729
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$131,659	$99,984
Accrued expenses	133,432	112,378
Current portion of long-term debt	—	17,500
Total current liabilities	265,091	229,862
Line of credit	325,000	—
Long-term debt, less current portion	—	360,953
Other liabilities	32,640	30,832
Total liabilities	622,731	621,647
Stockholders’ equity
Preferred stock, $0.001 par value — 10,000 authorized and no shares issued or outstanding as of September 30, 2022 and December 31, 2021	—	—
Common stock, $0.001 par value — 90,000 authorized; 43,157 shares issued and 42,267 outstanding as of September 30, 2022; 43,010 shares issued and 42,120 outstanding as of December 31, 2021	42	42
Additional paid-in capital	351,403	344,119
Treasury stock, at cost; 890 common shares as of September 30, 2022 and December 31, 2021	(13,754)	(13,754)
Accumulated other comprehensive income	6,325	4,876
Retained earnings	711,118	558,799
Total stockholders’ equity	1,055,134	894,082
Total liabilities and stockholders’ equity	$1,677,865	$1,515,729

FOX FACTORY HOLDING CORP.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	For the three months ended		For the nine months ended
	September 30,	October 1,	September 30,	October 1,
	2022	2021	2022	2021
Sales	$409,168	$347,435	$1,193,850	$956,735
Cost of sales	271,901	231,417	793,379	631,705
Gross profit	137,267	116,018	400,471	325,030
Operating expenses:
Sales and marketing	23,508	17,517	70,272	52,215
Research and development	13,955	12,318	40,811	33,410
General and administrative	29,171	25,614	83,182	70,209
Amortization of purchased intangibles	5,271	5,320	16,214	15,368
Total operating expenses	71,905	60,769	210,479	171,202
Income from operations	65,362	55,249	189,992	153,828
Interest and other (income) expense, net:
Interest expense	2,667	1,849	6,341	6,351
Other (income) expense, net	(1,441)	(187)	3,067	855
Interest and other (income) expense, net	1,226	1,662	9,408	7,206
Income before income taxes	64,136	53,587	180,584	146,622
Provision for income taxes	13,365	9,764	28,265	20,538
Net income	$50,771	$43,823	$152,319	$126,084
Earnings per share:
Basic	$1.20	$1.04	$3.61	$3.00
Diluted	$1.20	$1.03	$3.59	$2.98
Weighted-average shares used to compute earnings per share:
Basic	42,281	42,097	42,215	41,992
Diluted	42,387	42,363	42,374	42,357

FOX FACTORY HOLDING CORP.
NET INCOME TO NON-GAAP ADJUSTED NET INCOME RECONCILIATION
AND CALCULATION OF NON-GAAP ADJUSTED EARNINGS PER SHARE
(in thousands, except per share data)
(unaudited)
The following table provides a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to non-GAAP adjusted net income (a non-GAAP measure), and the calculation of non-GAAP adjusted earnings per share (a non-GAAP measure) for the three and nine months ended September 30, 2022 and October 1, 2021. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended		For the nine months ended
	September 30,	October 1,	September 30,	October 1,
	2022	2021	2022	2021
Net income	$50,771	$43,823	$152,319	$126,084
Amortization of purchased intangibles	5,271	5,320	16,214	15,368
Litigation and settlement related expenses	1,395	230	1,596	698
Other acquisition and integration-related expenses (1)	414	1,370	1,712	4,522
Strategic transformation costs (2)	430	1,282	2,769	2,571
Non-recurring property tax assessment (3)	841	—	841	—
Tax impacts of reconciling items above (4)	(1,730)	(1,519)	(3,621)	(3,251)
Non-GAAP adjusted net income	$57,392	$50,506	$171,830	$145,992

Non-GAAP adjusted EPS
Basic	$1.36	$1.20	$4.07	$3.48
Diluted	$1.35	$1.19	$4.06	$3.45

Weighted average shares used to compute non-GAAP adjusted EPS
Basic	42,281	42,097	42,215	41,992
Diluted	42,387	42,363	42,374	42,357
(1) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations.
(2) Represents costs associated with various strategic initiatives including the expansion of the Powered Vehicles Group’s manufacturing operations. For the three and nine month periods ended September 30, 2022, $430 and $2,769 is classified as costs of sales, respectively. For the three and nine month periods ended October 1, 2021, $1,282 and $2,571 is classified as cost of sales, respectively.
(3) Represents amounts paid for a non-recurring property tax assessment.
(4) Tax impact calculated based on the respective year to date effective tax rate.

FOX FACTORY HOLDING CORP.
NET INCOME TO ADJUSTED EBITDA RECONCILIATION AND
CALCULATION OF NET INCOME MARGIN AND ADJUSTED EBITDA MARGIN
(in thousands)
(unaudited)
The following tables provide a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to adjusted EBITDA (a non-GAAP measure), and the calculations of net income margin and adjusted EBITDA margin (a non-GAAP measure) for the three and nine months ended September 30, 2022 and October 1, 2021. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended		For the nine months ended
	September 30,	October 1,	September 30,	October 1,
	2022	2021	2022	2021
Net income	$50,771	$43,823	$152,319	$126,084
Provision for income taxes	13,365	9,764	28,265	20,538
Depreciation and amortization	12,403	10,875	36,813	31,906
Non-cash stock-based compensation	4,289	3,986	11,379	9,854
Litigation and settlement related expenses	1,395	230	1,596	698
Other acquisition and integration-related expenses (1)	414	1,210	1,598	4,041
Strategic transformation costs (2)	430	1,282	2,769	2,571
Non-recurring property tax assessment (3)	841	—	841	—
Interest and other (income) expense, net	1,226	1,662	9,408	7,206
Adjusted EBITDA	$85,134	$72,832	$244,988	$202,898

Net Income Margin	12.4%	12.6%	12.8%	13.2%

Adjusted EBITDA Margin	20.8%	21.0%	20.5%	21.2%
(1) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations, excluding $114 in stock-based compensation for the nine month period ended September 30, 2022, and $160 and $481 of stock-based compensation for the three and nine month periods ended October 1, 2021, respectively.
(2) Represents costs associated with various strategic initiatives including the expansion of the Powered Vehicles Group’s manufacturing operations. For the three and nine month periods ended September 30, 2022, $430 and $2,769 is classified as costs of sales, respectively. For the three and nine month periods ended October 1, 2021, $1,282 and $2,571 is classified as cost of sales, respectively.
(3) Represents amounts paid for a non-recurring property tax assessment.

FOX FACTORY HOLDING CORP.
GROSS PROFIT TO NON-GAAP ADJUSTED GROSS PROFIT RECONCILIATION AND
CALCULATION OF GROSS MARGIN AND NON-GAAP ADJUSTED GROSS MARGIN
(in thousands)
(unaudited)
The following table provides a reconciliation of gross profit to non-GAAP adjusted gross profit (a non-GAAP measure) for the three and nine months ended September 30, 2022 and October 1, 2021, and the calculation of gross margin and non-GAAP adjusted gross margin (a non-GAAP measure). These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended		For the nine months ended
	September 30,	October 1,	September 30,	October 1,
	2022	2021	2022	2021
Sales	$409,168	$347,435	$1,193,850	$956,735

Gross Profit	$137,267	$116,018	$400,471	$325,030
Strategic transformation costs (1)	430	1,282	2,769	2,571
Non-recurring property tax assessment (2)	841	—	841	—
Non-GAAP Adjusted Gross Profit	$138,538	$117,300	$404,081	$327,601

Gross Margin	33.5%	33.4%	33.5%	34.0%

Non-GAAP Adjusted Gross Margin	33.9%	33.8%	33.8%	34.2%
(1) Represents costs associated with various strategic initiatives including the expansion of the Powered Vehicles Group’s manufacturing operations.
(2) Represents amounts paid for a non-recurring property tax assessment.

FOX FACTORY HOLDING CORP.
OPERATING EXPENSE TO NON-GAAP OPERATING EXPENSE RECONCILIATION AND
CALCULATION OF OPERATING EXPENSE AND NON-GAAP OPERATING EXPENSE AS A PERCENTAGE OF SALES
(in thousands)
(unaudited)
The following tables provide a reconciliation of operating expense to non-GAAP operating expense (a non-GAAP measure) and the calculations of operating expense as a percentage of sales and non-GAAP operating expense as a percentage of sales (a non-GAAP measure), for the three and nine months ended September 30, 2022 and October 1, 2021. These non-GAAP financial measures are provided in addition to, and not as an alternative for, the Company’s reported GAAP results.

	For the three months ended		For the nine months ended
	September 30,	October 1,	September 30,	October 1,
	2022	2021	2022	2021
Sales	$409,168	$347,435	$1,193,850	$956,735

Operating Expense	$71,905	$60,769	$210,479	$171,202
Amortization of purchased intangibles	(5,271)	(5,320)	(16,214)	(15,368)
Litigation and settlement related expenses	(1,395)	(230)	(1,596)	(698)
Other acquisition and integration-related expenses (1)	(414)	(1,370)	(1,712)	(4,522)
Non-GAAP operating expense	$64,825	$53,849	$190,957	$150,614

Operating expense as a percentage of sales	17.6%	17.5%	17.6%	17.9%

Non-GAAP operating expense as a percentage of sales	15.8%	15.5%	16.0%	15.7%
(1) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release including earnings guidance may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential” or “continue” or other similar terms or expressions and such forward-looking statements include, but are not limited to, statements about the impact of the global outbreak of COVID-19 on the Company’s business and operations; the Company’s continued growing demand for its products; the Company’s execution on its strategy to improve operating efficiencies; the Company’s optimism about its operating results and future growth prospects; the Company’s expected future sales and future non-GAAP adjusted earnings per diluted share; and any other statements in this press release that are not of a historical nature. Many important factors may cause the Company’s actual results, events or circumstances to differ materially from those discussed in any such forward-looking statements, including but not limited to: the Company’s ability to complete any acquisition and/or incorporate any acquired assets into its business; the Company’s ability to maintain its suppliers for materials, product parts and vehicle chassis without significant supply chain disruptions; the Company’s ability to improve operating and supply chain efficiencies; the Company’s ability to enforce its intellectual property rights; the Company’s future financial performance, including its sales, cost of sales, gross profit or gross margin, operating expenses, ability to generate positive cash flow and ability to maintain profitability; the Company’s ability to adapt its business model to mitigate the impact of certain changes in tax laws; changes in the relative proportion of profit earned in the numerous jurisdictions in which the Company does business and in tax legislation, case law and other authoritative guidance in those jurisdictions; factors which impact the calculation of the weighted average number of diluted shares of common stock outstanding, including the market price of the Company’s common stock, grants of equity-based awards and the vesting schedules of equity-based awards; the Company’s ability to develop new and innovative products in its current end-markets and to leverage its technologies and brand to expand into new categories and end-markets; the Company’s ability to increase its aftermarket penetration; the Company’s exposure to exchange rate fluctuations; the loss of key customers; strategic transformation costs; the outcome of pending litigation; the possibility that the Company may not be able to accelerate its international growth; the Company’s ability to maintain its premium brand image and high-performance products; the Company’s ability to maintain relationships with the professional athletes and race teams that it sponsors; the possibility that the Company may not be able to selectively add additional dealers and distributors in certain geographic markets; the overall growth of the markets in which the Company competes; the Company’s expectations regarding consumer preferences and its ability to respond to changes in consumer preferences; changes in demand for high-end suspension and ride dynamics products; the Company’s loss of key personnel, management and skilled engineers; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from such acquisitions; product recalls and product liability claims; the impact of change in China-Taiwan relations on our business, our operations or our supply chain, the impact of the Russian invasion of Ukraine on the global economy, energy supplies and raw materials; future economic or market conditions, including the impact of inflation or the U.S. Federal Reserve’s interest rate increases in response thereto; and the other risks and uncertainties described in “Risk Factors” contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and filed with the Securities and Exchange Commission on February 24, 2022, or Quarterly Reports on Form 10-Q or otherwise described in the Company’s other filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
Fox Factory Holding Corp.
Vivek Bhakuni
Sr. Director of Investor Relations and Business Development
706-471-5241
vbhakuni@ridefox.com